UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):   December 10, 2010 (December 9, 2010)

SHENGDATECH, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-31937	26-2522031
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Unit 2003, East Tower, Zhong Rong Heng Rui International Plaza,
620 Zhang Yang Road, Pudong District, Shanghai 200122
People's Republic of China
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:   86-21-58359979

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On December 9, 2010, ShengdaTech, Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with Morgan Stanley & Co. Incorporated as representative of the several Initial Purchasers listed in Schedule I thereto (the “Initial Purchasers”), relating to the sale by the Company of $130 million aggregate principal amount of the Company’s 6.50% Senior Convertible Notes due 2015 (the “Notes”), in a private offering (the “Note Offering”) to “qualified institutional buyers” as defined in Rule 144A under the Securities Act of 1933, as amended (the “Act”). Pursuant to the terms of the Purchase Agreement, the parties have agreed to indemnify each other against certain liabilities, including certain liabilities under the Act.  The Purchase Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K. The description of the material terms of the Purchase Agreement is qualified in its entirety by reference to Exhibit 10.1.

The Company plans to use the net proceeds from this offering for the following purposes: (i) approximately $67 million for the repurchase of a portion of the Company’s 6.0% Convertible Senior Notes due 2018 (the “Notes due 2018”) and (ii) the remainder to finance its NPCC production capacity expansion, research and development activities and other working capital requirements.

The Notes are general senior unsecured obligations of the Company, ranking equally in right of payment to all of the Company’s other existing and future unsecured, unsubordinated obligations, and ranking senior in right of payment to any of the Company’s existing and future obligations expressly subordinated in right of payment to the Notes, but are effectively subordinated to all existing and future obligations of the Company’s subsidiaries.  The Notes bear interest at a rate of 6.50% per annum on the principal amount, payable semi-annually, in arrears.  Subject to fulfillment of certain conditions and during the period prior to the close of business on the business day immediately preceding the maturity date, the Notes will be convertible into shares of the Company’s common stock. The initial conversion rate is 164.6904 shares per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $6.07 per share), subject to adjustment on the occurrence of specified events.

Holders of the Notes have the right to require the Company to repurchase, for cash, all or any portion of their Notes on December 15, 2013 at a price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest.  Holders of the Notes also have the right to require the Company to repurchase, for cash, all or any portion of their Notes at a price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest, upon the occurrence of specified events.

Completion of this offering is conditional upon a certain amount of the Notes due 2018 being repurchased by the Company and surrendered to the trustee for cancellation such that at least 75% of the original issuance amount of the Notes due 2018 are no longer outstanding.

Subject to certain exceptions, the Company, all of the Company’s directors and executive officers and certain of the Company’s existing shareholders also agreed not to sell or transfer any common stock or any securities convertible into or exchangeable for common stock of the Company for 90 days after December 9, 2010 without first obtaining the written consent of the representative on behalf of the Initial Purchasers.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above, which is incorporated by reference herein.

Item 3.02  Unregistered Sales of Equity Securities.

See Item 1.01 above, which is incorporated by reference herein.

Item. 8.01  Other Events.

On December 10, 2010, the Company issued a press release announcing the pricing of the Note Offering. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

This Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer, solicitation or sale of these securities in any state in which such offer, solicitation or sale would be unlawful. Any offers of the securities would be made only by means of a confidential offering memorandum. These securities have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

This Current Report on Form 8-K includes forward-looking statements regarding future events. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, but not limited to, statements regarding the anticipated uses of the proceeds from the offering, any statements of expectation or belief, and any statements of assumptions underlying any of the foregoing. These statements are based on current expectations on the date of this report and involve a number of significant risks and uncertainties which may cause actual results to differ significantly from such estimates. The risks include, but are not limited to, the anticipated uses of the proceeds from the offering. The Company’s Securities and Exchange Commission filings identify many other risks and uncertainties. Any forward-looking statements that we make in this report speak only as of the date of such statement, and the Company undertakes no obligation to update such statements.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

10.1	Purchase Agreement, dated December 9, 2010

99.1	Press Release of ShengdaTech, Inc., dated December 10, 2010

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ShengdaTech, Inc.

Date: December 10, 2010	By:	/s/ Xiangzhi Chen
Xiangzhi Chen
Chairman and Chief Executive Officer